EXHIBIT 5.1

STROOCK & STROOCK & LAVAN LLP
180 MAIDEN LANE
NEW YORK, N.Y. 10038

November 13, 2006

Interpool, Inc.
211 College Road East
Princeton, N.J 08540

Re:	Interpool, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

          We have acted as counsel to Interpool, Inc. (the “Company”) in connection with the preparation and filing of the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering (i) a total of 4,458,063 shares (the “Option Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Company’s 2004 Stock Option Plan for Key Employees and Directors, the Company’s 2004 Nonqualified Stock Option Plan for Non-Employee, Non-Officer Directors, the Company’s 1993 Stock Option Plan for Executive Officers and Directors and the Company’s 1993 Nonqualified Stock Option Plan for Non-Employee, Non-Consultant Directors (collectively, the “Option Plans”), (ii) such additional shares (the “Additional Shares”) as may be issued pursuant to adjustment provisions of the Option Plans and (iii) a total of 45,512 shares (the “Bonus Shares”) of Common Stock issued or issuable pursuant to awards granted under the Interpool, Inc. Deferred Bonus Plan (the “Bonus Plan” and, together with the Option Plans, the “Plans”).

          The Option Shares, the Additional Shares and the Bonus Shares are hereinafter referred to together as the “Shares.”

          We have examined copies of the Amended and Restated Certificate of Incorporation and the By-laws of the Company, each as amended to date, the Registration Statement (including the exhibits thereto), the Plans, the minutes of various meetings of the Board of Directors of the Company, and the originals, copies or certified copies of all such records of the Company, and all such agreements, certificates of public officials, certificates of officers and representatives of the Company or others, and such other documents, papers, statutes and authorities as we have deemed necessary to form the basis of the opinion hereinafter expressed. In such examination, we have assumed the genuineness of signatures and the conformity to original documents of the documents supplied to us as copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers of the Company and others.

          Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or express any opinion herein concerning, any law other than the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

          Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and (i) in the case of the Bonus Shares issued prior to the date hereof, are validly issued, fully paid and nonassessable, and (ii) in the case of the Option Shares, the Additional Shares and any Bonus Shares issued after the date hereof, upon issuance thereof under the circumstances contemplated by the Registration Statement and in accordance with the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.

          We hereby consent to your filing a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, STROOCK & STROOCK & LAVAN LLP